Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:        Jeff Bergau

                                    jeff.bergau@arcadiabio.com

                                    +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES DEPARTURE OF CEO FOR MEDICAL

REASONS AND CHANGES IN BOARD OF DIRECTORS

DAVIS, Calif. (February 11, 2016) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company, today announced the departure of president and CEO Eric Rey for medical reasons. Roger Salameh, company officer and vice president of business development, will serve as interim CEO as the company conducts a search for Rey’s successor. Salameh has been an Arcadia senior manager since 2003, serving in business development and management roles throughout his tenure at the company.

Rey was a co-founder of Arcadia, serving as president since 2003, and president and CEO since 2006. The company announced on January 13, 2016 that he would take a short-term leave of absence to recover from a medical procedure to install a stent in his coronary artery. Based on consultations with his personal medical team following the procedure, Rey will depart from his executive position and his role as a board director to focus his time and energy on an anticipated full recovery. He has agreed to continue to serve as a consultant to the company throughout the CEO search process and installation of his long-term replacement.

“Building Arcadia alongside the company’s longstanding management team has been an accomplishment for which all of us can be proud,” said Rey. “I have the utmost confidence in Roger’s ability to lead the company through this important transition, and the entire management team’s commitment and ability to execute the mission we worked together to create.”

“The entire Arcadia team wishes Eric the very best and we are thankful to him for his vision and leadership, which were instrumental in creating a truly unique company with a powerful value proposition,” said Board Chairman, Darby Shupp. “The solid team Eric assembled remains intensely focused on meeting its business goals and creating long-term shareholder value throughout the CEO search process and beyond.”

The company also announced that Vic Knauf, Ph.D., Arcadia’s chief scientific officer, will replace Mark Wong on the Board of Directors. Wong’s departure comes as a result of outside professional commitments which have been building during his service to Arcadia.

Wong said, “I have very much enjoyed working alongside this board and the management team, and appreciate the mission and goals it has set out to accomplish. I have confidence that Vic will be of great value to the board.”

Shupp noted, “Mark Wong has been a terrific asset to Arcadia. In addition to his decade of service on the board, he stepped in to lead the team during Eric Rey’s short-term medical leave, and we are grateful for his efforts, especially given the time commitments required from his other business activities. We sincerely thank him and wish him well.”

Dr. Knauf has been Arcadia’s chief scientific officer since June 2005. He brings 30 years of experience in agricultural product and technology development to the board. He was a founder of Anawah, Inc., a food and agricultural research company that Arcadia acquired in 2005. Previously, he was director of food and nutrition research for Monsanto Company and vice president of research at Calgene Inc.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., with additional facilities in Seattle, Wash. and Phoenix, Ariz., Arcadia Biosciences (NASDAQ: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. In 2014, the company was listed in the Global Cleantech 100 and was previously named one of MIT Technology Review’s 50 Smartest Companies. For more information, visit www.arcadiabio.com.

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